EXHIBIT 10.10

Labor Contract

Employer (Party A)

Company name: ZHUHAI KING GLASS ENGINEERING CO., LTD

Business code: 61751342-0

Address: 105 Baishi Road, Jiuzhou West Avenue Zhuhai, China.

Phone number: 0756-8538919

Employee (Party B)

Name: Wang xin

ID card No.: 530102196212082482 Address:

Phone number

This Contract is signed on a mutuality voluntary basis by and between following Employer and Employee in accordance with the Labor Law of People Republic of China.

1.	Term of the Contract:

1)	The term of this contract is for 1 year and shall commence on Jan.], 2006, and shall continue until Dec. 31, 2006, unless earlier term pursuant to this Contract.

2)	It’s not necessary for the Employee to undergo a probationary period.

2.	Job Description:

1)	The Employer agrees to employ Mr. Luoyi as Director

2)	The duty of Employee refers to <Description of Position>

3)
If the Employer adjusts the position of Employee according to the requirement of operation, they should act in accordance with the provisions of altering contract. The agreement or notification for it, which is signed by both sides, should become an attachment of this Contract.

4)	If the Employee is sent to work in other company by the Employer, they should sign an additional contract.

3.	Working Hours

1)	The normal working hours of the Employee shall be eight hours each day, rest at least one day per week, and not beyond an average of forty hours per week.

2)
The Employer may extend working hours due to the requirements of its production or business after consultation with the trade union and the Employee. Unless the situation described in the provision No. 42 of Labor Law, the extended working hour for a day shall generally not exceed 1 hour; if such extension is called for due to special reasons, the extended hour shall not exceed three hours a day. However, the total extension in a month shall not exceed thirty-six hours.

4.	Remuneration of Labor

1)
The salary of the Employee shall be monthly paid by the Employer in according with applicable laws and regulations of P.R.C. It shall be paid not less than the standard minimum lo-cal salary. The salary of the Employee is RMB1004 per month.

2)	It shall be paid by legal tender and instead of kind or value securities.

3)
The employer adjusts the employee’s salary due to its operating situation or regulations of distributing salary. If the employee makes no difference about it within 60 days, it is considered as a sign of agreement.

4)	Employer pays salary at 10th every month. If the payment day is the same as holiday or resting day, employer should pay at the nearest working day.

5)	If the Employer extends the working time of the Employee under the authority of law, the Employer should pay for it additionally according to the provision No. 44 of Labor Law.

6)	The employee’s compensation for work-caused injuries is counted on the base of the average salary of previous 12 months of last year.

7)	The basic counting unit of the employee’s sick pay is according to the relative regulation.

8)	After negotiation, the employer could deduct such amount as individual income tax, mandatory social security programs, and meal fee from the salary.

9)	If the contract is released or terminated, the employer should pay off the employee’s salary at a time.

5.	Working Protection & working Conditions.

1)
The Employer should provide the Employee with occupational safety and health conditions conforming to the provisions of the State and necessary article of labor protection to guarantee the safety and health during the working process.

2)	The Employer should provide the Employee with safety protection according to the Employee’s position, conforming to the provisions of the State and necessary article of labor protection.

3)
If the Employer order irregularly or make the Employee work riskily regardless of the Employee’s safe and health, the Employee could refuse to obey, ask the Employer to correct, report to the government and charge the Employer.

6.	Social Security & Welfare

1)
The Employer will pay for all mandatory social security programs such pension insurance, unemployment insurance, medical insurance of the Employee according to the relevant government and city regulations at a certain rate.

2)
If the Employee is sick or hurt not because of his job, the Employer should give the Employee time and treatment for his sickness conforming to some relative provisions, or pay for his treatment expense according to the regulations of medical insurance, and pay the certain salary and relief fee for the special period.

3)	If the Employee has got occupational disease, dies or is injured due to it occupation, the Employer should handle affairs according to the relative laws and regulations.

4)
After received the application from the Employee, the employer should give the employee vocations for holiday, annual rest, marriage, funeral, visiting family, pregnant and nursing baby, and pay them according to the standard set in this contract.

7.	Labor Discipline

1)
The Employer may draft bylaws an labor disciplines of the Company, According to which, the Employer shall have the right to give rewards or take disciplinary actions to the Employee. The Employee shall comply with the management directions of the employer and-obey the bylaws and labor disciplines of the Employer

2)	The Employee shall undertake the obligation to keep and not to disclose the trade secret for the Employer during the period of this Contract. Details refers to the Employee’s Manual.

8.	Modification of the Contract.

1)	If any party wants to modify relevant clauses of the Contract, he should inform the other party by written form.

2)	Relevant clauses, which are agreed by both parties after negotiation, could be modified according to the procedures.

9.	Discharge of the Contract.

1)	The Contract, which are agreed by both parties after negotiation ,could be discharged. If the discharge is suggested by the Employer, he should compensate the Employee according to some regulation.

2)	The Contract may be terminated by the Employer:

a.	The Employee does not meet the job requirements during the probation period.

b.	The Employee seriously violates disciplines or bylaws of the Employer.

c.	The Employee seriously neglects his duty, engages in malpractice for selfish ends and brings significant loss to the Employer.

d.	The Employee is being punished by physical labor for its misfeasance

e.	The Employee is pregnant in the Contract term out of arrangement.

f.	The Employee is being charged with criminal offences.

g.	The Employee is going out of business, or shutout, or close to bankruptcy and legally neatening, or its business situation in serious trouble.

h.	After the treatment of the employee’s disease, neither could he meet the requirement of the job agreed on the Contract, nor could he do other job assigned by the Employer.

i.	The Employee couldn’t meet the requirement of his job before or after training or adjustment of position.

j.
The circumstances have materially changed from the date his Contract was signed to the extent that it is impossible to execute the Contract provided, however that the parties can’t reach an agreement to amend the contract to reflect the changed circumstances.

k.	The discharge clauses agreed here are met.

The Contract may be discharged by the Employer by giving notice in written form 10 days in advance, which complies to the clauses of No. g, h, i, j, k, and the Employer should compensate the Employee accordingly, and specially for medical treatment in clause No. h

3)
The Contract may be discharged by the Employee by giving notice in written form 30 days in advance. However, the Employee may inform the Employer to discharge the Contract at random under the following occasions:

a.	The Employee is still in the probationary period

b.	The Employer force the Employee to work by violence, duress or illegal restriction to physical freedom.

c.	The working conditions, which are confirmed by the state, are so serious that would do harm to the Employee’s health.

4)	The Employee shall not be dismissed:

a.	The Employee is ill with occupational disease or injured due to work and has been authenticated fully or partly disables d by the Labor Authentication Commission.

b.	The Employee is ill or injured (other than due to work) and is within the period of medical leave provided for by applicable PRC law and regulations and Company policy.

c.	The Employee is woman who is pregnant, on maternity leave, or nursing a baby under one year of age; or

d.	The applicable PRC laws and regulations otherwise prohibit the termination of the Contract.

5)	Both parties would come to the procedures in 7 days after the Contract is discharged.

10.	Termination of the Contract

The Contract may be automatically terminated at the expiration, or when the clauses agreed in the Contract are effective.

11.	Breach Liabilities.

Referring to the relative regulations an the Employee’s manual.

12.	Labor Disputes

Where a labor dispute between the parties takes place during the performance of this Contract, the parties concerned may seek for a settlement through consultation or either party may apply to the labor dispute mediation committee of their unit for mediation; if the mediation fails and one of the parties requests for arbitration that party may apply to the labor dispute arbitration committee for arbitration. Either party may also directly apply to the labor dispute arbitration committee for arbitration within 60 days starting from the date of the occurrence of a labor dispute. If one of the parties is not satisfied with the adjudication of arbitration, the party may bring the case to a people’s court within 15 days of the date of receiving the ruling of arbitration.

13.	Others

1)	Things, which are not mentioned here, are ruled by relevant laws and regulations. During the contract period, any part should follow the latest amended provision of law and regulation.

2)	The following documents are regarded as attachments for the contract and will be effective equally.

a.	The Employee’s Manual

b.	Other regulations of the Company.

Employer:	Employee:

Legal Representative:
Date of Contract: Dec. 26, 2005
Discriminate and Confirm Comment:
Discriminate and Confirm Office:

The people for Discriminate and Confirm:

Date of discriminate and Confirm: